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                                                                   EXHIBIT 23.1

         CONSENT OF INDEPENDENT AUDITORS - ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of 103,603 shares of the common stock of ODS Networks, Inc. issuable under the Essential Communication Corporation 1996 Stock Option Plan as assumed by ODS Networks, Inc. pursuant to the acquisition of Essential Communication Corporation, of our report dated January 21, 1998, with respect to the consolidated financial statements and schedules of ODS Networks, Inc. and subsidiaries included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP


Dallas, Texas
May 28, 1998